SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange act of 1934 (Amendment No.   )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SAFECO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Notice of

2003 Annual Meeting

of Shareholders

and Proxy Statement

SAFECO CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2003

Seattle, Washington

March 28, 2003

To Our Shareholders:

The Annual Meeting of Shareholders of Safeco Corporation, a Washington corporation, will be held on May 7, 2003 at 11:00 a.m. in the Safeco Auditorium, Safeco Plaza, 4333 Brooklyn Avenue N.E., Seattle, Washington 98185, for the following purposes, as set forth in the accompanying Proxy Statement:

1.	To elect four directors to serve a term of three years and one director to serve a term of two years;

2.	To consider and act upon a shareholder proposal; and

3.	To consider and act upon such other matters as may properly come before the Annual Meeting.

The Board of Directors has established the close of business on February 28, 2003, as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

By Order of the Board of Directors,

Michael S. McGavick

Chairman of the Board, President and

Chief Executive Officer

SAFECO CORPORATION

Safeco Plaza, Seattle, Washington 98185

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS—MAY 7, 2003

This Proxy Statement is furnished in connection with the Annual Meeting of Shareholders of Safeco Corporation, or Safeco, to be held on May 7, 2003. Shareholders of record at the close of business on February 28, 2003, are entitled to vote at the Annual Meeting either in person or by proxy.

The Board of Directors of Safeco solicits your proxy pursuant to the enclosed proxy card. The shares represented by the proxies received will be voted at the Annual Meeting in accordance with your directions. The approximate date of the mailing of this Proxy Statement and the enclosed proxy card is March 28, 2003.

GENERAL INFORMATION

Outstanding Shares and Shareholders Entitled to Vote

On February 28, 2003, there were 138,293,699 shares of our Common Stock outstanding, all of which will be entitled to vote at the Annual Meeting to be held on May 7, 2003. Each shareholder is entitled to one vote for each share of Common Stock held of record in that person’s name on the record date. Under Washington law and Safeco’s Bylaws, a quorum consisting of a majority of the outstanding shares entitled to vote must be represented in person or by proxy for the transaction of business at the Annual Meeting.

Vote Required and Method of Counting Votes

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. This means that the nominee with the most votes for a particular slot is elected to that slot. Abstentions (votes withheld with respect to the election of directors) and broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on the matter) will not be counted either in favor of or against the election of the nominees. Proxies signed but returned unmarked will be voted “FOR” each of the nominees. If any nominee is unable to act as a director because of an unexpected occurrence, the proxyholders named below may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

The affirmative vote of a majority of our Common Stock cast in person or by proxy at the Annual Meeting is required to approve the shareholder proposal. Abstentions and broker non-votes will not be counted in calculating votes. Proxies signed but returned unmarked will be voted “AGAINST” the shareholder proposal.

Voting by Proxy

The Board of Directors selected Michael S. McGavick and Christine B. Mead to act as proxyholders for shareholders who wish to vote by proxy. The proxyholders are authorized to (i) vote shares as instructed by the shareholders who have properly completed and returned the proxy card, (ii) vote shares as recommended by the Board of Directors when shareholders have executed and returned the proxy card, but have given no instructions, and (iii) vote shares at their discretion on any matter not identified on the proxy card that is properly brought before the Annual Meeting.

Revocation of Proxies

A registered shareholder may revoke a properly executed proxy at any time before its exercise by:

•	delivering a written notice of revocation to the Secretary of Safeco at Safeco Plaza, Seattle, Washington 98185;

•	delivering another proxy that is dated later than the original proxy; or

•	attending the Annual Meeting and voting in person.

Beneficial shareholders wishing to change their votes after returning voting instructions to their bank or broker should contact their bank or broker directly.

Voting Procedures

Registered shareholders may vote by telephone, on the Internet, by mail or in person as described below. If you are a beneficial shareholder, please refer to your voting instruction form or the information forwarded by your bank, broker or other holder of record to see what options are available to you.

Registered shareholders may cast their vote by:

•	Calling (toll-free) 1-866-252-6915;

•	Accessing the Internet website https://www.proxyvotenow.com/safc;

•	Signing, dating and mailing the proxy card in the enclosed envelope; or

•	Attending the Annual Meeting and voting in person.

Electronic Access to Proxy Materials

Safeco’s 2002 Annual Report and 2003 Proxy Statement are available on Safeco’s website at www.safeco.com/ar. Registered shareholders may elect to receive future proxy materials electronically, instead of receiving paper copies in the mail. Shareholders who participate in this service will receive an email message providing Internet links to our Proxy Statement, Annual Report and electronic voting site. If you would like to enroll in the electronic proxy delivery service, please email your request to The Bank of New York at shareowner-svcs@bankofny.com. Shareholders who own their shares through a bank or broker should contact their bank or broker to enroll in electronic proxy delivery.

Paper copies of the Annual Report and Proxy Statement are available upon request for shareholders who have enrolled in the electronic delivery service. Registered shareholders may request paper copies by contacting our transfer agent, The Bank of New York at 1-800-524-4458 or our Investor Relations Department at 1-206-545-3399. Beneficial shareholders must contact their bank or broker to receive paper copies of the Annual Report and Proxy Statement.

Householding

If you and others who share your mailing address own Common Stock through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and 2002 Annual Report have been sent to your address. Each shareholder will continue to receive a separate voting instruction form.

If you would like to receive an individual copy of this Proxy Statement and 2002 Annual Report, we will send a copy to you upon request by mail to Investor Relations, Safeco Corporation, Safeco Plaza, T-15, Seattle, Washington 98185, by calling 1-206-545-3399, or by email to ir@safeco.com.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, please contact your bank or broker. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form. If your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact The Bank of New York by email to shareowner-svcs@bankofny.com or by mail to The Bank of New York, Receive & Deliver Department—11W, P.O. Box 11002, Church Street Station, New York, NY 10286.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by Safeco. Georgeson Shareholder Communications Inc., New York, New York, has been retained to solicit proxies personally or by mail, telephone or Internet at a cost anticipated to be $6,500 plus reasonable out-of-pocket expenses. Banks and brokers will be reimbursed for their reasonable expenses in forwarding proxy solicitation materials to shareholders. Management does not expect to solicit proxies except through the mail; however, if proxies are not promptly received, employees of Safeco may solicit proxies personally, by telephone or fax.

ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 directors, who are divided into three classes. The Nominating/Governance Committee increased the size of our Board and appointed Kerry Killinger to fill a vacancy on the Board effective January 1, 2003 until the 2003 Annual Meeting of Shareholders. The members of each class ordinarily serve three-year terms, with one class elected annually. At the 2003 Annual Meeting, four nominees (other than Mr. Killinger) will be elected to serve three-year terms until the 2006 Annual Meeting and until their successors are elected and qualified. Mr. Killinger has been nominated to serve a two-year term until the 2005 Annual Meeting and until his successor is elected and qualified. Under our Restated Articles of Incorporation, a shareholder may vote each share held only once for each nominee for director.

Unless otherwise stated, each individual described below has served for at least five years in the position indicated. All nominees are presently directors of Safeco.

NOMINEES FOR DIRECTOR

Class I—Term Expires at the 2005 Annual Meeting of Shareholders

Kerry Killinger, 53, has been one of our directors since January 2003. He has served as Chairman, President and Chief Executive Officer of Washington Mutual, Inc., a financial services company, since 1991; he began serving as the President and as a director of that company in 1988, as its Chief Executive Officer in 1990, and as its Chairman of the Board of Directors in 1991. He has been a director of Simpson Investment Company, a forest products holding company, since 1997.

Class II—Term Expires at the 2006 Annual Meeting of Shareholders

Joshua Green III, 66, has been one of our directors since 1981. Mr. Green is Chairman and Chief Executive Officer of the Joshua Green Corporation, a family investment firm, and Chairman of its wholly-owned subsidiary, Sage Manufacturing Corporation.

William G. Reed, Jr., 64, has been one of our directors since 1974 and has been our lead director since May 2000. Mr. Reed was Chairman of the Board of Directors of Safeco from January 30, 2001 until January 1, 2003, and served as our Acting Chairman and Acting Chief Executive Officer for an interim 30-day period from January 1, 2001 through January 30, 2001. Mr. Reed was the Chairman of Simpson Investment Company, a forest products holding company, until his retirement in 1996. He is also a director of Microsoft Corporation, a software company; PACCAR Inc, a truck manufacturing company; The Seattle Times Company, a newspaper publishing company; Washington Mutual, Inc. and its subsidiary, Washington Mutual Bank; and Simpson Resource Co., a forest products company.

Norman B. Rice, 59, has been one of our directors since 1999. Mr. Rice is President and Chief Executive Officer of the Federal Home Loan Bank of Seattle. He joined the Federal Home Loan Bank of Seattle in March 1998 as its Executive Vice President. Mr. Rice served two terms as the Mayor of the City of Seattle from 1990 through 1997 and served three terms as a member of the City of Seattle Council from 1979 until 1990.

Judith M. Runstad, 58, has been one of our directors since 1990. Mrs. Runstad is of counsel to the Seattle law firm Foster Pepper & Shefelman PLLC. She is also a director of Wells Fargo & Company, a diversified financial services company; and Potlatch Corporation, a forest products company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

CONTINUING DIRECTORS

Class III—Term Expires at the 2004 Annual Meeting of Shareholders

Robert S. Cline, 65, has been one of our directors since 1992. Mr. Cline was Chairman of the Board of Directors and Chief Executive Officer of Airborne, Inc., an air freight carrier, from 1984 until his retirement in May 2002. He is also a director of Esterline Technologies Corp., an aerospace technology company; and Simpson Investment Company, a forest products holding company.

William W. Krippaehne, Jr., 52, has been one of our directors since 1996. Mr. Krippaehne is President, Chief Executive Officer and a director of Fisher Communications, Inc., the primary subsidiaries of which are engaged in broadcasting, emerging media services and real estate ownership and development. He has been an executive officer of Fisher Communications since 1982.

Michael S. McGavick, 45, has been President, Chief Executive Officer and a director since January 30, 2001. Mr. McGavick was appointed as our Chairman of the Board on November 6, 2002, effective January 1, 2003. Mr. McGavick was President and Chief Operating Officer of CNA Agency Market Operations from October 1997 until January 2001, and President of CNA’s Commercial Lines group from January 1997 until October 1997, and held a series of executive positions with CNA’s commercial insurance operations from 1995 through October 1997. He was Director of the Superfund Improvement Project for the American Insurance Association from 1992 to 1995.

Class I—Term Expires at the 2005 Annual Meeting of Shareholders

Joseph W. Brown, 54, has been one of our directors since 2001. Mr. Brown is Chairman and Chief Executive Officer of MBIA, Inc., a financial services company. He was Chairman, President and Chief Executive Officer of Talegen Holdings, Inc., formerly the insurance holdings operation of Xerox Corporation, from 1992 through 1998. Prior to joining Talegen, Mr. Brown was President and Chief Executive Officer of Fireman’s Fund Insurance Company. He is also a director of Oxford Health Plans, Inc., a health care company; a Fellow of the Property Casualty Actuarial Society; and a Member of the American Academy of Actuaries and the Society of Chartered Property & Casualty Underwriters.

Phyllis J. Campbell, 51, has been one of our directors since 1994. Ms. Campbell is Chair of the Community Board of U.S. Bank, Washington, a division of U.S. Bancorp. She was President of U.S. Bank, Washington from 1993 until her retirement in 2001. She is also a director of Puget Energy, Inc., a public utility holding company; and Alaska Air Group, Inc., a commercial airline.

Paul W. Skinner, 55, has been one of our directors since 1988. Mr. Skinner is President of Skinner Corporation, an investment company.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information as of February 12, 2003, with regard to the beneficial ownership of our Common Stock and of phantom stock units held pursuant to Safeco’s deferred compensation plans by directors, our chief executive officer and four other most highly compensated executive officers, and all directors and executive officers as a group. The holdings shown in the table do not include 4,497,440 shares held by The Safeco 401(k)/Profit Sharing Retirement Plan, as to which the members of that plan’s Investment Committee (Messrs. Brown, Cline, Green and Krippaehne) share voting and investment power, and certain members of management may be deemed to share investment power by reason of their positions.

Name	Number of Shares Beneficially Owned and Nature of Beneficial Ownership		Number of Shares Acquirable Within 60 Days(1)	Number of Stock Units Held(2)	Percent of Class
Joseph W. Brown	10,000		2,000	1,899	*
Phyllis J. Campbell	1,000		6,000	4,017	*
Robert S. Cline	7,000		6,000	0	*
Joshua Green III	2,547,432	(3)	6,000	2,530	1.8
Kerry Killinger	0		0	259	*
William W. Krippaehne, Jr.	3,005,462	(4)	6,000	0	2.2
Michael E. LaRocco	4,609		3,750	0	*
Michael S. McGavick	38,366		22,625	0	*
Christine B. Mead	2,674		13,925	0	*
William G. Reed, Jr.	167,749	(5)	6,000	0	*
Norman B. Rice	0		6,000	465	*
James W. Ruddy	8,938		54,562	148	*
Judith M. Runstad	9,000		6,000	0	*
Paul W. Skinner	281,120	(6)	6,000	11,791	*
Randall H. Talbot	35,851		80,000	0	*
All directors and executive officers as a group (21 persons)	6,137,318		277,104	21,132	4.7

*	Total beneficial ownership of our outstanding Common Stock (including shares subject to stock options which may be exercised within 60 days and the number of phantom stock units acquired under the Safeco Deferred Compensation Plan for Executives and the Safeco Corporation Deferred Compensation Plan for Directors) is less than 1%.

(1)	Shares that may be purchased within 60 days by exercise of options granted under the Safeco Long-Term Incentive Plan of 1997 and the Safeco Incentive Plan of 1987.

(2)	These numbers represent phantom stock units acquired under the Safeco Deferred Compensation Plan for Executives and the Safeco Corporation Deferred Compensation Plan for Directors. All non-employee directors may choose to defer all or part of their cash compensation into a phantom stock fund, among other measurement funds. Our executive officers may choose to defer all or part of their cash compensation, gains on the exercise of non-qualified stock options and payments in settlement of rights granted under Safeco’s stock-based incentive plan into the phantom stock fund.

(3)	Represents 2,546,832 shares owned by the Joshua Green Corporation, a corporation in which Mr. Green has a substantial interest and with respect to which Mr. Green exercises voting and investment power, and 600 shares owned by his spouse.

(4)	Includes 3,002,376 shares owned by Fisher Communications, Inc., or Fisher, of which Mr. Krippaehne is an officer and a director and for which he thereby has shared voting and investment power, and 372 shares owned by Mr. Krippaehne’s spouse. Mr. Krippaehne disclaims any beneficial interest in any of the shares referred to in this footnote, other than such indirect interest he may have as a shareholder of Fisher. On March 21, 2002, Fisher entered into a variable forward sale transaction, or the Forward Transaction, with Merrill Lynch International, or MLI, with respect to 3,000,000 shares of our Common Stock owned by Fisher. The Forward Transaction is in consideration of MLI committing to loan to Fisher approximately $70 million. Fisher continues to hold voting power over the shares, which serve as collateral for Fisher’s obligations under the Forward Transaction. However, MLI has the right to borrow the shares, subject to certain rights of Fisher, and any borrowed shares would no longer be voted by Fisher. The Forward Transaction, which is divided into different tranches, will terminate in five separate intervals beginning March 28, 2005 and ending April 9, 2007. The amount due at each termination date is determined based on the market value of our Common Stock on the termination date. Fisher may satisfy its obligation under the Forward Transaction either by paying cash or by delivering shares of our Common Stock. During the term of the Forward Transaction, Fisher will continue to receive dividends paid on the shares; however, MLI is entitled to any increase in the dividend amount above the rate paid at the time the Forward Transaction was entered. The Forward Transaction will terminate or be modified in the event of a merger, recapitalization or other similar transaction with respect to Safeco.

(5)	Includes 7,772 shares owned by Mr. Reed’s spouse and 5,000 shares owned by a charitable foundation for which Mr. Reed has sole voting and investment power. Mr. Reed disclaims any beneficial interest in the shares owned by the charitable foundation.

(6)	Includes 258,120 shares owned by Skinner Corporation, a corporation in which Mr. Skinner has a substantial interest and with respect to which Mr. Skinner exercises voting and investment power, and 19,000 shares owned by trusts of which Mr. Skinner is a co-trustee and for which he thereby has shared voting and investment power. Mr. Skinner disclaims any beneficial interest in the shares owned by the trusts.

SECURITY OWNERSHIP OF MORE THAN 5% SHAREHOLDERS

The following table provides information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Common Stock as of December 31, 2002.

Name/Address	Number of Shares Beneficially Owned and Nature of Beneficial Ownership		Percent of Shares Outstanding
T. Rowe Price Associates, Inc. (“Price Associates”) 100 E. Pratt Street Baltimore, Maryland 21202	8,769,570	(a)	6.4%

(a)	Information is based on a Schedule 13G filed on February 14, 2003. Price Associates reports that at December 31, 2002, it had sole dispositive power with respect to 8,769,570 shares of our Common Stock, which are held for the benefit of its clients. It also reports that it had sole voting power with respect to 2,391,971 shares of our Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and officers of Safeco are required to report their holdings of and transactions in our Common Stock to the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during 2002 all persons subject to the Section 16 reporting requirements timely filed the required reports, except that Richard M. Levy, our Controller, filed a Form 3 (relating to his initial holdings), due on July 18, 2002, on July 23, 2002.

CORPORATE GOVERNANCE

In order to help our shareholders understand Safeco’s governance policies and practices, the following is a description of our corporate governance principles and current practices. The Nominating/Governance Committee reviews these practices and our Corporate Governance Guidelines, which are posted on our website at www.safeco.com/governance.

Size and Composition of the Board of Directors

Safeco’s Bylaws provide that our Board of Directors shall consist of no fewer than 10 and no more than 18 members. The Board of Directors currently has 11 members, a majority of whom qualify as independent directors under the applicable requirements of the Nasdaq Stock Market, Inc. On February 5, 2003, the Board of Directors reviewed employment, business, charitable and other relationships of directors and affirmatively determined that there are no current material relationships between any non-employee director and Safeco that compromise the independence of any non-employee director. The Board of Directors annually appoints a non-management director to serve as its lead director. Presently, our lead director is William G. Reed, Jr.

Under its charter, the Nominating/Governance Committee is charged with annually reviewing the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes a review of members’ qualifications as independent, as well as a consideration of members’ diversity, age, skills and experience in the context of the make-up of the Board as a whole. Nominees for vacancies on the Board are selected by the Nominating/Governance Committee in accordance with its established policies and principles, and those nominees are recommended to the full Board for approval. Safeco provides orientation for new directors.

Director Responsibilities

The basic responsibility of a director is to discharge the director’s duties in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances, and in a manner that person reasonably believes to be in the best interests of Safeco.

Board Meetings and Agenda

A director is expected to attend Board meetings and meetings of committees on which the director serves, and to spend the time necessary to properly discharge the director’s responsibilities. Any director may suggest the inclusion of items on the meeting agenda and may raise meeting subjects not on the agenda for a regularly scheduled meeting. The Board reviews Safeco’s long-term strategic plans annually during at least one Board meeting.

Director Retirement

Safeco has not established Board term limits, and the normal retirement age for our directors is 72. When a director’s principal occupation or business association changes substantially during his or her tenure as a director (other than as a result of normal retirement), that director is expected to offer to resign from the Board. The Nominating/Governance Committee then recommends to the Board the action, if any, to be taken with respect to the offered resignation. It is not Safeco’s policy to accept an offered resignation in every instance when a director’s principal occupation or business association changes during his or her tenure as a director.

Director Compensation

The Compensation Committee annually reviews the compensation of directors. It is the policy of the Board of Directors that the level and type of director compensation be competitive with that paid to directors on boards of similarly sized and situated corporations.

Chief Executive Officer Compensation and Management Succession

The Compensation Committee conducts an annual review of the chief executive officer and oversees the evaluation process of the other executive officers. The evaluation of the chief executive officer is based on both qualitative and quantitative factors, including actual performance of the business and long-term business and financial goals. Further, the Compensation Committee oversees the succession planning process. To assist the Compensation Committee, the chief executive officer provides recommendations and evaluations of potential successors for his position as well as for the other executive officer positions.

Executive Sessions of Non-Management Directors

Non-management directors meet in executive sessions on a regular basis with Mr. Reed, our lead director, presiding over each meeting.

Shareholder Communications with Non-Management Directors

Our chief executive officer, together with other senior management, is responsible for establishing effective communications with our constituents, including our shareholders. As a result, the following shareholder communication mechanisms have been established so that shareholders may communicate with our non-management directors as a whole or our lead director individually.

•	Email. Shareholders may send communications to Safeco’s shareholder communications email box at: shacom@safeco.com.

•	Post Office Address. Shareholders may write to:

Shareholder Communications With

Non-Management Directors or Lead Director

c/o Safeco Corporation

Safeco Plaza, T-18

Seattle, Washington 98185

The lead director monitors these shareholder communication mechanisms, forwards communications to the appropriate committee(s) or non-management director(s) and facilitates an appropriate response.

Audit, Compensation and Nominating/Governance Committees

The Audit, Compensation and Nominating/Governance committees consist solely of non-management directors, none of whom has been or is an employee of Safeco and all of whom qualify as independent directors under the applicable requirements of the Nasdaq Stock Market, Inc. Committee members are appointed by the Board upon the recommendation of the Nominating/Governance Committee. It is the policy of the Board that the chair of each committee rotate at least every five years. Each of these committees operates under its own charter, which can be found on our website at www.safeco.com/governance. The chair of each committee determines the frequency, length and agenda of meetings. The notice, agenda and materials for each of these committees is furnished to each director and each director is invited to observe all committee meetings.

Other Board Memberships

Although there are no limitations on the number of other public company boards on which directors may serve, Audit Committee members may not serve on more than two other public company audit committees. Further, directors must advise the chairman of the Board, the lead director and the chair of the Nominating/Governance Committee in advance of accepting an invitation to serve on another public company board.

Board Performance Evaluation

With the goal of increasing the effectiveness of the Board of Directors and its relationship with management, the Board of Directors has implemented an annual self-evaluation process to determine the effectiveness of both the Board and its committees.

COMMITTEES OF THE BOARD

Safeco’s Board of Directors presently has these standing committees: Audit, Compensation, Finance and Nominating/Governance. During 2002, Safeco’s Board formed an interim Special Risk Committee to evaluate and monitor enterprise risk in conjunction with the Audit Committee. With the formation of this committee, the Board determined it was appropriate to reduce the responsibilities of the Executive Committee and only convene that committee on an ad hoc basis.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent auditors and pre-approves all audit and allowable non-audit services performed by the independent auditors. In addition, the Audit Committee assists the Board in fulfilling its responsibilities to: monitor the integrity of Safeco’s financial reporting process and systems of internal controls regarding accounting and finance; monitor the independence and performance of Safeco’s independent auditors and internal auditors; provide an avenue of free and open communication among the independent auditors, internal auditors, management and the Board of Directors; review any conflict-of-interest situation brought to its attention; review related party transactions; and review Safeco’s approach to business ethics and compliance with the law.

The Compensation Committee discharges the Board of Directors’ responsibilities relating to the compensation of Safeco’s officers and directors. Furthermore, the Compensation Committee has overall responsibility for approving and evaluating the compensation and benefit programs for employees and executives and has oversight over the management evaluation and succession planning process.

The Finance Committee has general oversight and supervision of the finances, investments, and major acquisitions and divestitures of Safeco.

The Nominating/Governance Committee identifies individuals qualified to become Board members, selects or recommends to the Board director nominees for the next annual meeting of shareholders, recommends to the Board director nominees for each committee of the Board, annually reviews Safeco’s Corporate Governance Guidelines, establishes and ensures that a meaningful Board and committee evaluation process is developed and used, and ensures, through the Compensation Committee, that a meaningful management evaluation and succession planning process is established.

During 2002, the Board held six meetings, the Audit Committee held seven meetings, the Compensation Committees held five meetings, the Finance Committee held four meetings, the Executive Committee held three meetings and the Nominating/Governance Committee held one meeting. All directors attended at least 75% of the Board and committee meetings they were required to attend. The present members of each committee are:

Committee	Members
Audit	Messrs. Cline (Chair), Krippaehne, Rice, Mrs. Runstad and Mr. Skinner.
Compensation	Ms. Campbell (Chair), Messrs. Brown, Cline, Reed and Skinner.
Finance	Messrs. Brown (Chair), Cline, Green, Killinger, Krippaehne and McGavick.
Nominating/Governance	Mrs. Runstad (Chair), Ms. Campbell, Messrs. Reed, Rice and Green.
Special Risk	Messrs. Green (Chair), Brown, Ms. Campbell, Messrs. Killinger, McGavick and Reed.

ANNUAL REPORT OF THE AUDIT COMMITTEE

Five of our outside directors, none of whom has been or is an employee of Safeco and all of whom qualify as independent directors under the applicable requirements of the Nasdaq Stock Market, Inc., comprise the Audit Committee of our Board of Directors. The Audit Committee operates under the Audit Committee charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A, and which can also be found on our website at www.safeco.com/governance. Under its charter, the Audit Committee is required to periodically review and assess the adequacy of its charter and report its conclusions to the Board of Directors.

During 2002, the members of the Audit Committee, which met seven times during the year, consisted of Judith M. Runstad (Chair), William P. Gerberding, Joshua Green III, William W. Krippaehne, Jr. and Paul W. Skinner. The present members of the Audit Committee are Robert S. Cline (Chair), William W. Krippaehne, Jr., Norman B. Rice, Judith M. Runstad and Paul W. Skinner.

Under its charter, the Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent auditors and has instituted a policy requiring the pre-approval of all audit and allowable non-audit services performed by the independent auditors. In addition, the purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility to:

•	Monitor the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Monitor the independence and performance of our independent auditors and internal auditors;

•	Provide an avenue of free and open communication among the independent auditors, internal auditors, management and the Board of Directors;

•	Review any conflict-of-interest situation brought to its attention and review related party transactions; and

•	Review Safeco’s approach to business ethics and compliance with the law.

Pursuant to its charter, the Audit Committee has established a procedure for:

•	The receipt, retention and treatment of complaints received by Safeco regarding accounting, internal accounting controls or auditing matters; and

•	The confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Safeco has a full-time Internal Audit department that provides quarterly reports to the Audit Committee. Furthermore, the Audit Committee has the authority to engage its own outside advisors as necessary to perform the duties required under its charter.

As stated in the Audit Committee charter, it is the responsibility of management and the independent auditors, and not of the Audit Committee, to plan and to conduct audits and for management to ensure that our financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States. In addition, it is the responsibility of management, and not of the Audit Committee, to assure compliance with laws and regulations applicable to Safeco’s operations.

In connection with Safeco’s financial statements for the year ended December 31, 2002, the Audit Committee:

•	Reviewed and discussed Safeco’s audit and the audited financial statements for 2002 with management and the independent auditors, including a report by the auditors regarding (i) all critical accounting policies and practices used by Safeco, (ii) alternative accounting treatments within generally accepted accounting principles, including the ramifications of the use of alternative treatments and the treatment preferred by our auditors, and (iii) other material written communications between our independent auditors and management, including any management letter provided by our auditors and our response to that letter and a review of any difficulties the auditors encountered in the course of their audit work and management’s response;

•	Discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Safeco’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards Nos. 61 and 90, and other professional standards);

•	Received written disclosures and a letter from the independent auditors as required by Independence Standards Board Standard No. 1 and discussed the auditors’ independence with the auditors; and

•	Based on the reviews and discussions described above, recommended to the Board of Directors that Safeco include our audited financial statements for the year ended December 31, 2002 in our Annual Report on Form 10-K.

This report is submitted over the names of the members of the Audit Committee.

Robert S. Cline, Chair

William W. Krippaehne, Jr.

Norman B. Rice

Judith M. Runstad

Paul W. Skinner

ACCOUNTANTS’ FEES AND SERVICES

Auditors

Ernst & Young LLP has served as our independent auditors since 1987 and the Audit Committee has retained them to perform the 2003 audit. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

In 2002, Safeco incurred $2.3 million in aggregate fees for professional services rendered for the audit of our annual financial statements for fiscal year 2002 and the reviews of the financial statements included in our filings on Form 10-Q for 2002.

All Other Fees

All other fees of Ernst & Young in 2002 totaled approximately $2.1 million, including audit-related services of $1.8 million and non-audit services of $319,000. Audit-related services included fees for statutory audits, broker/dealer audits, employee benefit plan audits, separate account audits, SAS 70 audits, the delivery of comfort letters in connection with a debt and equity offering, actuarial assistance related to the review of property and casualty loss reserve adequacy and assistance with the review of reserves and related accounting for Safeco’s investment in its U.K. subsidiary, R.F. Bailey (Underwriting Agencies) Ltd., and related operations. Non-audit services in 2002 included certain tax consulting work.

Financial Information Systems Design and Implementation Fees

Ernst & Young did not provide any financial information systems design and implementation services.

Auditor Independence

The Audit Committee of our Board of Directors has considered whether the provision of the services for which fees were billed in 2002 as described under “All Other Fees” were compatible with maintaining Ernst & Young’s independence. The Audit Committee concluded that the services provided were consistent with Ernst & Young maintaining its independence. The Audit Committee pre-approves audit services performed by Ernst & Young and, beginning in August 2002, the Audit Committee implemented a policy to pre-approve all allowable non-audit services performed by Ernst & Young. Furthermore, the Audit Committee has adopted a policy on auditor independence designed to ensure compliance with applicable federal securities laws and regulations.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of Directors

Our directors, except Mr. McGavick who is also an employee, receive compensation for their services as directors. Non-employee Directors are paid an annual retainer of $30,000, which will increase to $36,000 in 2003, and fees of $1,500 for attendance at any Board meeting and $1,000 for attendance at any committee meeting. The chair of each of the Audit, Compensation, Finance and Nominating/Governance Committees receives an additional annual retainer of $4,000. The lead director receives an additional annual fee of $50,000. Non-employee directors are reimbursed for reasonable travel expenses.

In addition, pursuant to a program (the “Program”) adopted under the Safeco Long-Term Incentive Plan of 1997 to begin in 2003, non-employee directors are granted restricted stock rights, or RSRs, for 2,500 shares immediately following each year’s annual meeting of shareholders. These rights vest on the date of the next annual meeting after the grant but are not settled (in Common Stock or an equivalent value of cash) until the holder has ceased to serve as a director. Holders of RSRs are paid amounts equivalent to the dividends that would be paid on the same number of shares of Common Stock. The Program replaces a previous program under the Safeco Long-Term Incentive Plan of 1997 that provided for annual grants of nonqualified stock options to purchase 2,000 shares of Common Stock to non-employee directors following the annual meeting of shareholders.

Under Safeco’s Deferred Compensation Plan for Directors, non-employee directors may elect to defer their annual retainers and meeting fees, settlements of RSRs, and dividends accrued on RSRs, and may elect to defer the gain realized on exercise of stock options. Amounts deferred under this plan are credited with earnings tied to the performance of designated measurement funds.

ANNUAL REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of the Board of Directors, or the Committee, is composed solely of outside directors, none of whom has been or is an employee of Safeco. All members of the Committee are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Section 16b-3 of the Exchange Act. The Committee operates under the Compensation Committee charter which can be found on our website at www.safeco.com/governance. The Committee is responsible for preparing this report, reviewing Safeco’s salary administration policy, approving salaries of $200,000 or greater, administering our stock-based incentive plan, approving material changes to the employee benefit plans and overseeing the senior management evaluation and succession planning process. During 2002, the members of the Committee, which met five times during the year, were Robert S. Cline (Chair), Phyllis J. Campbell and William G. Reed, Jr. The present members of the Committee are Phyllis J. Campbell (Chair), Joseph W. Brown, Robert S. Cline, William G. Reed, Jr. and Paul W. Skinner.

Approach to Compensation

This report discusses the compensation policies applicable to Safeco’s executive officers, including the chief executive officer and four other most highly compensated executives, or the Named Executive Officers. Our employees generally participate in the same retirement plans as our executive officers. Our compensation policies and plans are intended to:

1.	Attract and retain high-caliber personnel on a long-term basis.

2.	Encourage the creation of shareholder value.

3.	Link compensation to business results and shareholder returns over time.

4.	Maintain an appropriate balance between base salary and short- and long-term incentive opportunities.

Elements of Compensation

The following are the basic elements of compensation for our executive officers:

Salary:    We structure executive officer salaries, including those of the Named Executive Officers, based on market data for similar positions and the establishment of salary bands based on position and responsibilities. We target base salary at the median of our peers, including most companies in the S&P Property & Casualty Insurance Index (described under “Comparison of Five-Year Cumulative Total Return Among Safeco, S&P 500 Index and S&P Property & Casualty Insurance Index”).

Bonus:    Under our Leadership Performance Plan, or the LPP, for a leadership group of employees, including the Named Executive Officers other than Mr. McGavick, cash bonuses can be earned based on company performance, business unit performance and individual performance. For 2002, the company and business unit performance goals were based on operating earnings per share, operating return on equity, operating income and/or combined ratio. Participants had an opportunity to earn incentive pay at target levels between 35% and 70% of base salary.

Stock-Based Incentive Program:    A shareholder-approved stock-based incentive program has been an element of our compensation since the early 1960s. The purpose of the program is to encourage selected, key employees of Safeco and its subsidiaries to remain employed, participate in our ownership, advance the interests of our shareholders and increase the value of our Common Stock. All of our executive officers participate in our stock-based incentive program. Additionally, during 2002, the Committee approved a one-time broad-based stock option grant to all Safeco employees.

Under the shareholder-approved Safeco Long-Term Incentive Plan of 1997, or the Plan, the Committee may grant to selected, key employees of Safeco and its subsidiaries stock options, restricted stock rights, or RSRs, and performance stock rights, or PSRs, in amounts and on terms consistent with the Plan.

Grants of stock options, RSRs and PSRs are made based on guidelines applicable to individuals in several salary bands. Within the guidelines, the Committee makes a subjective judgment in connection with each grant and considers the individual’s responsibilities, potential for advancement, current salary, previous grants, the current price of our Common Stock, the performance of our Common Stock over time and, for all individuals other than the chief executive officer, the recommendation of the chief executive officer. Although the Committee does not establish any set value to awards under the Plan to any individual, the Committee does consider previous grants as well as the different nature of stock options, PSRs and RSRs in making awards under the Plan.

Stock options are awarded at the closing market price of our Common Stock on the grant date and typically vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. Each of the Named Executive Officers received a stock option grant in 2002. The Committee has never rescinded an outstanding option and reissued it at a lower exercise price and will not do so in the future without shareholder approval.

PSRs entitle the holder to receive a specific number of shares of Common Stock on the settlement date, or cash equal to the closing market price of the shares. PSRs are settled if specified performance goals have been met at the end of a three-year performance period. (Before 2002, a portion of a PSR could be earned annually.) In 2002, PSRs were awarded to the Named Executive Officers, with performance goals customized for each officer. Performance goals included, as appropriate, the operating return on equity for Safeco, our property and casualty or life and investments operations; the change in our

Common Stock price compared to the average change in the price of the common stock of the companies that are in the S&P Property & Casualty Insurance Index, or the SP Insurance Index (“Stock Price Comparison”); our operating earnings per share; the combined ratio of our property and casualty operations, the average annual growth in premiums for our property and casualty operations; and the pretax operating income for our life and investments operations. For the three-year performance cycle ended December 31, 2002 under the 2000 grant, the Committee concluded that Mr. Ruddy earned 1,972 shares. For the two-year performance cycle ended December 31, 2002 under the 2001 PSR grant, the Committee concluded that Mr. McGavick earned 12,993 shares, Mr. Talbot earned 5,594 shares and Mr. Ruddy earned 5,503 shares.

RSRs entitle the holder to receive a specified number of shares of Common Stock or cash equal to the closing market price of the shares on the vesting date. RSRs typically vest and are settled in 25% increments on the first, second, third and fourth anniversaries of the grant date. Prior to vesting, holders of RSRs are paid amounts equivalent to the dividends that would be paid on the same number of shares of Common Stock. The dollar values of the RSR awards made in 2002 to the Named Executive Officers are stated in the column “Restricted Stock Awards” in the “Summary Compensation Table.”

Retirement Program:    Safeco’s retirement program is comprised of a combined profit-sharing and savings/401(k) plan and a cash balance plan, which plans were available on the same basis to all employees. In addition, we maintained supplemental plans to restore benefits that could not be included in the tax-qualified retirement plans. Since Common Stock constituted 32.1% of the assets of the profit-sharing plan at December 31, 2002, all participants in that plan have a significant, indirect ownership in Safeco, creating an additional incentive to advance our interests and to increase the value of our Common Stock.

Considerations in Connection with Mr. McGavick’s Compensation

With respect to Mr. McGavick’s 2002 compensation, his employment agreement provides for the payment of base annual salary, a discretionary bonus of up to 200% of base salary, with 50% of base salary guaranteed, and other benefits. See “Employment Contracts, Termination of Employment and Change in Control Arrangements.” In connection with his compensation, the Committee took into account his success in leading Safeco’s turn-around during 2001 and 2002, the cumulative total return to our shareholders and the other financial measures listed below under “Corporate Performance.” The Committee determined that the great success of the turn-around in Safeco’s results supported a 2002 bonus at the high end of the range and the Committee and Mr. McGavick anticipated that earning a bonus at the same level for 2003 would require significant financial achievement by Safeco relative to its peer companies. Based on Mr. McGavick’s accomplishments in 2001, the Committee approved an increase in salary to $950,000 effective January 1, 2002, and based on his accomplishments in 2002, approved a bonus of 190% of base salary. The Committee granted stock options, RSRs and PSRs to Mr. McGavick as described in the “Summary Compensation Table.”

For Mr. McGavick’s grant of PSRs in 2002, the three performance goals were Safeco’s operating return on equity, operating earnings per share and the Stock Price Comparison. For the two-year performance cycle ended December 31, 2002 under the 2001 PSR grant, the Committee concluded that Mr. McGavick earned 12,993 shares.

Stock Ownership Guidelines

Safeco established stock ownership guidelines for our executive officers in 2002. ”Stock ownership” is defined as (i) stock owned by the executive officer directly, (ii) stock owned through Safeco’s Long-Term

Incentive Plan of 1997, or (iii) a deemed investment made in the phantom stock fund through the Safeco Deferred Compensation Plan for Executives. Under our current guidelines established by the Committee, the chief executive officer is required to own Common Stock equal in value to at least five times his annual salary. The guidelines also cover the Named Executive Officers and other members of Safeco’s senior leadership team, each of whom must own Common Stock equal in value to at least two and a half times the officer’s annual salary. All other executive officers above a certain salary band are required to own Common Stock with a value equivalent to at least half their annual salaries. All executive officers have five years to attain ownership of the specified number of Safeco shares.

Considerations in Connection with Compensation Levels

Individual Performance

In connection with compensation for individual executive officers other than the chief executive officer, the Committee consulted with the chief executive officer and exercised its subjective judgment in evaluating each individual’s leadership and managerial abilities, achievement of business unit and corporate objectives, achievement of individual objectives under the LPP, potential for advancement or promotion and the relative value of the individual’s performance in the overall achievement of Safeco’s objectives. In addition, in connection with the award of each stock option, PSR or RSR, the Committee considered the amount and terms of any previous awards, the current price of our Common Stock and its performance over time.

In connection with the Committee’s consideration of compensation for our executive officers, including the chief executive officer, the Committee reviewed information regarding compensation practices and salary levels of our competitors (including most of the companies that are in the SP Insurance Index as well as non-competing companies of a similar size to us or our operating subsidiaries). In addition, with respect to compensation paid to executive officers, the Committee reviewed information concerning compensation practices and salary levels obtained from (i) the proxy statements of publicly held companies, (ii) two independent consulting firms, and (iii) our human resources department.

The purposes of this review were to compare Safeco’s approach to and level of compensation with that of our peers, to target base salary compensation for the Named Executive Officers at the median of peers, including most of those companies in the SP Insurance Index, to confirm that the Committee’s approach to compensation continues to be appropriate given our lines of business, size and culture and the geographic location of our executive officers and to suggest changes to management in the overall approach to compensation of employees. For 2002, the Committee confirmed that its approach to compensation, including its administration of base salary, variable pay and equity-based awards under the Plan, was suitable to the achievement of the general purposes of our compensation policies and plans.

The calculations of the contributions or accruals with respect to Safeco’s retirement plans are made pursuant to the terms of those plans. Consequently, the Committee does not separately determine the amount of any such contribution or accrual for the chief executive officer or any other executive officer.

Corporate Performance

The directors regularly review Safeco’s performance and the degree to which investment returns have been generated for shareholders. This includes review of (i) customary financial measures (e.g., the compounded annual return to shareholders, our Common Stock price and the common stock prices of comparable companies); (ii) the combined ratio of Safeco’s property and casualty subsidiaries and the combined ratios of competitors; (iii) the revenue and premium growth of our operating subsidiaries; (iv) our financial strength and asset management; and (v) the ratings assigned to us and our subsidiaries or securities by A.M. Best Insurance Services, Standard & Poor’s Ratings Group, or S&P, Moody’s Investors Service, Inc. and Fitch, Inc.

The directors annually review a graph that compares the cumulative total return to our shareholders with the S&P 500 Index. The graph also compares these returns with the returns of companies in the same general lines of business. Set forth below is a graph that compares the cumulative total return to our shareholders with the S&P 500 Index and the SP Insurance Index, with the returns of the companies in the SP Insurance Index each weighted according to each component company’s respective market capitalization. The graph reflects our historical performance and does not indicate future performance.

Additional Information

The tables under “Compensation of Named Executive Officers” accompany this report and reflect the decisions covered by the foregoing discussion.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly-paid officers of publicly-held companies is subject to an annual limit of $1 million per employee, unless that compensation is deferred or is considered performance-based. Our policy generally is to structure executive officer compensation to achieve deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. We paid cash compensation to Mr. McGavick in 2002 that exceeded this limit.

This report is submitted over the names of the members of the 2002 Compensation Committee:

Robert S. Cline (Chair)

Phyllis J. Campbell

William G. Reed, Jr.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The amount of all compensation paid to the Named Executive Officers for services in all capacities to Safeco and our subsidiaries during the past three years is stated below. Annual compensation includes amounts deferred at the officer’s election.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus(4) ($)	Other Annual Compen- sation(5) ($)	Restricted Stock Awards(6) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts(7) ($)	All Other Compensation ($)
M. McGavick(1)	2002	950,000	1,805,000	162,357	618,047	420,392	450,727	102,375	(8)
Chairman of the Board,	2001	790,972	2,039,235	254,537	1,577,124	390,500	0	0
President and Chief Executive Officer

R. Talbot	2002	525,000	500,000	13,833	184,977	118,436	194,056	49,520	(9)
President, Life &	2001	477,500	599,034	0	256,250	33,000	78,213	33,456
Investments	2000	385,000	84,921	0	168,000	25,000	64,652	27,050

C. Mead(2)	2002	421,875	727,685	68,824	321,278	165,700	0	0
Senior Vice President, Chief Financial Officer and Secretary

M. LaRocco(3)	2002	395,000	250,000	58,333	137,423	87,980	0	12,375	(10)
President and Chief Operating Officer, Safeco Personal Insurance	2001	178,750	187,688	0	145,300	15,000	0	0

J. Ruddy	2002	380,000	207,000	9,488	133,889	80,000	259,308	28,578	(11)
Senior Vice President and General Counsel	2001 2000	368,333 320,000	114,308 0	0 0	153,750 0	20,000 15,000	0 0	25,803 22,470

(1)	Mr. McGavick became an employee of Safeco on January 26, 2001 and was appointed President and Chief Executive Officer on January 30, 2001. On January 1, 2003, Mr. McGavick became Chairman of the Board.

(2)	Ms. Mead was appointed Senior Vice President, Chief Financial Officer and Secretary on January 24, 2002.

(3)	Mr. LaRocco was appointed President, Safeco Personal Insurance on July 16, 2001.

(4)	The dollar amounts in this column include (i) a cash bonus, (ii) any hiring bonus, and (iii) settlement of PSRs awarded before 2002 for the one-year performance cycle ended December 31 of the year of award. The LPP provides that upon meeting certain business and individual objectives, participants have the opportunity to earn target awards between 35% and 70% of base salary. Under his employment agreement, Mr. McGavick had the opportunity to earn a discretionary cash bonus of up to 200% of base salary with 50% of base salary guaranteed for 2002. He will be paid a cash bonus of $1,805,000 in 2002 pursuant to his employment agreement. For 2002 the following amounts will be paid under the LPP: for Mr. Talbot, $500,000; for Ms. Mead, $532,000; for Mr. LaRocco, $250,000; and for Mr. Ruddy, $207,000. Twenty percent of the 2002 bonuses under the LPP will be paid as RSR grants in April 2003. As part of her hiring arrangement, we paid Ms. Mead a hiring bonus of $195,685.

(5)	Included in this column for Mr. McGavick for 2002 are $88,995 of interest benefit for a below market rate residential loan made as an inducement to relocate to the Seattle area and $41,307 for air transport services. Also included in this column are the following amounts of interest benefit of below market rate residential loans made as inducements to relocate to the Seattle area: $41,160 for Ms. Mead; and $50,700 for Mr. LaRocco.

(6)	This column shows the dollar value of RSRs granted in each year. RSRs entitle an employee who remains continuously employed by Safeco or our subsidiaries for a stated number of years to receive a specified number of shares of Common Stock or cash equal to the fair market value of the shares on the settlement date. Holders of unvested RSRs are entitled to receive an amount equivalent to the dividends that would be paid on an equivalent number of shares of Common Stock. The dollar amounts in this column are determined by multiplying the number of shares covered by an RSR by the closing market price of our Common Stock on the grant date.

In 2002, we awarded RSRs for 19,937 shares to Mr. McGavick; 5,967 shares to Mr. Talbot; 10,695 shares to Ms. Mead; 4,433 shares to Mr. LaRocco; and 4,319 shares to Mr. Ruddy. The RSRs settle in four equal installments in 2003, 2004, 2005 and 2006.

The total number of RSRs held by the Named Executive Officers and the total value of such holdings at December 31, 2002 was: for Mr. McGavick, 68,005 RSRs with a value of $2,359,093; for Mr. Talbot, 15,538 RSRs with a value of $539,013; for Ms. Mead, 10,695 RSRs with a value of $371,010; for Mr. LaRocco, 7,433 RSRs with a value of $257,851; and for Mr. Ruddy, 8,324 RSRs with a value of $288,760.

(7)	Represents pay-out for PSRs pursuant to which annual payments of a portion of the total award may be made based on achievement of specified performance goals at the end of the performance period. Performance goals are established at the time of grant. For the three-year performance cycle ended December 31, 2002 under the 2000 PSR grant, Mr. Ruddy earned 1,972 shares valued at $68,409. For the two-year performance cycle ended December 31, 2002 under the 2001 PSR grant, Mr. McGavick earned 12,993 shares valued at $450,727, Mr. Talbot earned 5,594 shares valued at $194,056 and Mr. Ruddy earned 5,503 shares valued at $190,899.

(8)	Includes net contributions by Safeco of $14,000 to the savings and profit-sharing plan and allocations to non-qualified plans of $88,375 for amounts that may not be contributed to the qualified plan because of limitations imposed by the Code (“Non-Qualified Allocations”).

(9)	Includes net contributions of $14,000 to the savings and profit-sharing plan and Non-Qualified Allocations of $35,520.

(10)	Includes net contributions of $5,025 to the savings and profit sharing plan and a Non-Qualified Allocation of $7,350.

(11)	Includes net contributions of $14,000 to the savings and profit sharing plan and Non-Qualified Allocations of 14,578.

Stock Option Awards

Information concerning grants of stock options to the Named Executive Officers during 2002 is stated below. Securities and Exchange Commission regulations require disclosure of assumed rates of appreciation of 5% and 10%. These assumed appreciation rates are not based on the historic performance of our Common Stock or any other stock or stock index. Any appreciation in the stated value of the stock options will occur only if our Common Stock increases in value. Changes in the market price of our Common Stock are dependent on our future performance as well as overall stock market performance. There can be no assurance that the amounts or rates of appreciation stated in the following table will be achieved.

Were one to apply the assumed rates of appreciation to our Common Stock for the same ten-year period as required for options in the following table, market capitalization would increase from $4.6 billion to $7.5 billion at the 5% rate and to $11.9 billion at the 10% rate based on the $33.32 exercise price. In addition, a shareholder, unlike an option holder, would receive dividends paid by Safeco during that ten-year period.

Option Grants in 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(1) (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price(2) ($/Sh)	Expiration Date	5%(3) ($)	10%(4) ($)
M. McGavick	420,392	12.84	33.32	05/01/2012	8,809,217	22,324,286

R. Talbot	118,436	3.62	33.32	05/01/2012	2,481,799	6,289,366

C. Mead	110,000	3.36	33.32	05/01/2012	2,305,025	5,841,385
	55,700	1.70	29.16	01/24/2012	1,021,458	2,588,576

M. LaRocco	87,980	2.69	33.32	05/01/2012	1,843,601	4,672,046

J. Ruddy	80,000	2.44	33.32	05/01/2012	1,676,382	4,248,280

(1)	These options to purchase Common Stock were granted on January 24, 2002 and May 1, 2002, and generally 25% of the shares subject to each option become exercisable on the first, second, third and fourth anniversary dates of the option grant, with the exception of Mr. McGavick’s option granted on January 26, 2001 to purchase 300,000 shares of Common Stock, which fully vests on the fifth anniversary date of the option grant. Vesting is accelerated upon a change in control.

(2)	The exercise price, which is the fair market value of our Common Stock on the date of grant, may be paid in cash, in shares of Common Stock valued at fair market value on the date of exercise, or in part cash and part stock.

(3)	This rate of appreciation produces an ending market price of $47.50 on January 24, 2012 and $54.27 on May 1, 2012.

(4)	This rate of appreciation produces an ending market price of $75.63 on January 24, 2012 and $86.42 on May 1, 2012.

Stock Option Exercises

Information concerning exercises of stock options during 2002 by the Named Executive Officers and the value of their unexercised options at December 31, 2002 is stated below:

Aggregated Option Exercises in 2002

and Option Values at December 31, 2002

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised in-the-Money Options at December 31, 2002(1) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
M. McGavick	0	0	22,625	788,267	166,973	4,194,447
R. Talbot	0	0	80,000	189,436	244,260	716,644
C. Mead	0	0	0	165,700	0	455,407
M. LaRocco	0	0	3,750	99,230	21,038	181,886
J. Ruddy	0	0	63,500	129,500	250,835	481,305

(1)	Based on $34.67, the last sale price of our Common Stock on December 31, 2002.

Long-Term Incentive Plan Awards in 2002

Information concerning awards of performance stock rights, or PSRs, during 2002 to the Named Executive Officers is stated below:

Long-Term Incentive Plan Awards in 2002

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock-Price-Based Plans (1)
Name			Threshold (#)	Target (#)	Maximum(#)
M. McGavick	19,937	2002-2004	0	19,937	29,906
R. Talbot	5,967	2002-2004	0	5,967	8,951
C. Mead	10,695	2002-2004	0	10,695	16,043
M. LaRocco	4,433	2002-2004	0	4,433	6,650
J. Ruddy	4,319	2002-2004	0	4,319	6,479

(1)	The PSRs will vest and shares will become payable only to the extent that specified performance goals (e.g., return on equity; operating earnings, income and stock price; expense levels; and premium growth) are achieved over a three-year performance period.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG SAFECO, S&P 500 INDEX AND S&P PROPERTY & CASUALTY INSURANCE INDEX

Assumes $100 invested on December 31, 1997 in Safeco Common Stock, the S&P 500 Index and the S&P Property & Casualty Insurance Index, or SP Insurance Index.

•	Total return assumes reinvestment of dividends.
•	Measurement dates are the last trading day of the calendar year shown.
•	SP Insurance Index: Safeco Corporation, ACE Limited, Allstate Corporation, AMBAC Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, MBIA, Inc., MGIC Investment Corp., Progressive Corp.–Ohio, The St. Paul Companies, Travelers Property Casualty Corp. and XL Capital, Ltd.

Retirement Program

Safeco’s retirement program is comprised of two plans that qualify for favorable tax treatment under the Code and three non-qualified supplemental plans. The two qualified plans are The Safeco Employees’ Cash Balance Plan, or the Cash Balance Plan, and the Safeco 401(k)/Profit Sharing Retirement Plan, or the 401(k)/Profit Sharing Plan. The three non-qualified plans are designed to allocate to employees amounts not eligible for contribution under the qualified plans because of limitations imposed by the Code.

The 401(k)/Profit-Sharing Plan is a defined contribution plan while the Cash Balance Plan is a defined benefit plan. The Cash Balance Plan is credited with an amount equal to 3% of the annual compensation of participating employees plus 5% interest on the cumulative amount credited for prior years, together, the Accrued Benefit. The portion of the Accrued Benefit in excess of limitations imposed under Section 401(a)(17) of the Code is accrued in the Safeco Employees’ Supplemental Retirement Plan B, or the Supplemental Plan B.

The estimated annual benefits payable upon normal retirement to the Named Executive Officers from the Cash Balance Plan and corresponding portion of Supplemental Plan B are as follows: $216,198 for Mr. McGavick, $47,558 for Ms. Mead, $59,169 for Mr. Talbot, $50,531 for Mr. LaRocco and $34,442 for Mr. Ruddy.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

Safeco and Mr. McGavick entered into an employment agreement upon Mr. McGavick’s employment as President and Chief Executive Officer in 2001. Under the agreement, which has no specified term, Mr. McGavick has an annual base salary that may be adjusted year-to-year by the Compensation Committee. Mr. McGavick may receive an annual bonus of up to 200% of annual base salary, with his target bonus equal to 100% of annual base salary and at least 50% of the target bonus guaranteed for 2002. Mr. McGavick also received a one-time hiring bonus, an initial stock option grant and a grant of RSRs. The agreement provided for additional grants of stock options, RSRs and PSRs during his first year of employment. Thereafter, he is entitled to participate in equity-based grants on the same basis as other executives. Safeco provides certain benefits to Mr. McGavick, including payment of country club membership, a car for Mr. McGavick’s use, air transport services and financial consulting and/or tax preparation fees. Safeco also provided to Mr. McGavick a home purchase loan (see “Certain Relationships and Related Transactions”), certain relocation benefits in connection with his relocation from Illinois to the Seattle area and legal fees in connection with the initial review of his employment agreement. At Mr. McGavick’s request, his employment agreement was subsequently amended on December 12, 2002 to provide for a reduction in Mr. McGavick’s severance payments. If Mr. McGavick’s employment is terminated without cause prior to three years of employment, he will receive one year’s annual base salary and target bonus as opposed to three years’ annual base salary and target bonus. If termination without cause occurs after three years but before five years of employment, Mr. McGavick will receive one year’s annual base salary. The amended employment agreement also reduces Mr. McGavick’s noncompetition and nonsolicitation obligations from a period of three years to one year after his employment with Safeco ends.

The Named Executive Officers are among several officers of Safeco or our subsidiaries who have agreements that provide for payments to them under certain circumstances following a change in control (as defined in the agreements). Under the agreements, if the officer in question is discharged without cause, demoted or given other good reason to resign following a change in control of Safeco or a specified subsidiary, or if the officer decides within one year following a change in control to resign, then the agreements call for a lump-sum cash payment of up to three times annual salary, continuation of life and health benefits for three years, payment for accrued vacation and sick leave, payment of amounts allocated under Safeco’s bonus plan, payment of a pro rata portion of all contingent incentive compensation awards, vesting of stock options, vesting and payment of PSRs (to the extent deemed earned) and RSRs, and payment of certain retirement benefits. Each agreement also provides that if any excise tax is levied on payments made under the agreement, then an additional payment will be made so that the net payments received by the officer under the agreement will equal the amount that would have been paid had the excise tax not been levied.

In addition, the stock options awarded to the Named Executive Officers, as well as to other key employees, under the Safeco Long-Term Incentive Plan of 1997, or the Plan, and the predecessor incentive plan provide for accelerated vesting in the event of a change in control. Moreover, under the terms of the Plan, in such event all outstanding restricted stock right awards will become immediately vested and payable in cash and, to the extent deemed earned under the formula set forth in the Plan, all outstanding performance stock rights will become immediately payable in cash.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of business, Safeco and our subsidiaries enter into transactions with other business entities of which certain of our directors and nominees for director are executive officers, partners or shareholders. The terms of all such transactions were as fair to Safeco and our subsidiaries as could have been obtained from third parties.

Mrs. Runstad, a director of Safeco, is of counsel to the Seattle law firm of Foster Pepper & Shefelman PLLC, which received fees for legal services provided to Safeco and its subsidiaries during 2002.

Prior to August 1, 2002, one of our subsidiaries extended credit to optionees under our stock option program at a rate, adjusted quarterly, equal to the applicable federal rate determined pursuant to Section 1274(d) of the Code. During the period January 1, 2002 to December 31, 2002, the two greatest amounts outstanding on such loans was $88,764 for James Ruddy, Senior Vice President and General Counsel, who repaid his loan in full on August 1, 2002, and $73,899 for Dale Lauer, President of Safeco Business Insurance, who repaid his loan in full on August 2, 2002. This loan program has been discontinued.

Under Mr. McGavick’s employment agreement and in connection with his relocation to Washington State and his purchase of a residence, a Safeco subsidiary loaned him $1,275,000, which was the greatest amount outstanding between January 1, 2002 and December 31, 2002 and was the amount outstanding on February 12, 2003. Pursuant to the terms of his employment agreement the interest rate on the loan is the lowest non-taxable interest rate, which, in this case, is zero percent. In connection with our retention of Christine Mead as Senior Vice President, Chief Financial Officer and Secretary, Michael LaRocco as President and Chief Operating Officer for Safeco Personal Insurance and Yom Senegor as Senior Vice President, Chief Strategy Officer and Chief Information Officer and with respect to the relocation of each to Washington State and their purchases of residences, a Safeco subsidiary loaned Ms. Mead $900,000, Mr. LaRocco $780,000 and Mr. Senegor $1,000,000, which amounts were the greatest amounts outstanding between January 1, 2002 and December 31, 2002 and were the amounts outstanding on February 12, 2003. The interest rate of each loan is the lowest non-taxable interest rate, which, in all cases, is zero percent.

SHAREHOLDER PROPOSAL REGARDING INDEXING OF EXECUTIVE STOCK OPTIONS

The Massachusetts Laborers’ Pension Fund, or the Proponent, with a mailing address of P.O. Box 4000, Burlington, Massachusetts 01803-0900, has notified Safeco that it intends to present the resolution set forth below at the Annual Meeting for action by our shareholders. The Fund’s supporting statement for the resolution, along with our Board of Directors’ statement in opposition, is set forth below. As of November 19, 2002, the Fund beneficially owned 700 shares of Safeco’s Common Stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless shareholders specify a contrary choice in their proxies.

Proponent’s Proposal

RESOLVED, that the shareholders of Safeco Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock-option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Proponent’s Supporting Statement

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, these option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options [sic] exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 [sic] year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Safeco’s Opposition Statement

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board believes that it has already established a process to fairly determine and properly make performance-based compensation decisions regarding Safeco’s executive officers.

As described in the Compensation Committee Report on page 14, the Compensation Committee of the Board of Directors in determining executive compensation clearly considers both Safeco’s performance and the executive’s contribution to that performance. The Compensation Committee’s recommendations on executive compensation are based on an overall evaluation of the executive’s performance for the year and market data regarding compensation practices of our competitors (including most of the companies that are in the SP Insurance Index as well as non-competing companies of a similar size to us or our operating subsidiaries). In reviewing overall individual performance, the Compensation Committee considers company and business unit performance. For 2002, the company and business unit performance goals were based on operating earnings per share, operating return on equity, operating income and/or combined ratio. Performance goals are annually reviewed by the Compensation Committee. Further, the Compensation

Committee considers information provided by two independent consulting firms on market compensation and performance in making its recommendations.

The Board believes that there are performance-based features in our shareholder-approved Long-Term Incentive Plan of 1997, or the Plan.

Performance-based awards under the Plan are divided between stock options and performance stock rights, or PSRs. Stock options, which have an exercise price equal to the fair market value of our Common Stock at the time of grant, already are performance-based because executives do not realize any gain on stock options without an increase in the price of our Common Stock. In addition, PSRs are only settled if specified performance goals have been met at the end of a specified performance period. In 2002, PSRs were awarded to the Named Executive Officers with performance goals customized for each officer. Performance goals included, as appropriate, the operating return on equity for Safeco, our property and casualty or life and investments operations; the change in our Common Stock price compared to the average change in the price of the common stock of the companies that are in the SP Insurance Index; our operating earnings per share; the combined ratio of our property and casualty operations; the average annual growth in premiums for our property and casualty operations; and pretax operating income for our life and investments operations. The Board believes this combination of stock options and performance-based PSRs provides a strong performance component while also enabling Safeco to offer competitive compensation opportunities to its senior executives.

The Board believes that indexing stock options would place Safeco at a competitive disadvantage in recruiting and retaining senior executives.

During recent periods, Safeco has recruited a number of new members to its senior executive team. Recruiting this talent could have been difficult if the Compensation Committee had not been able to offer competitive compensation packages. Safeco’s approach to executive compensation gives the Compensation Committee the flexibility to fashion option grants in the manner it believes to be necessary to attract and retain the senior executives essential to Safeco’s future success. Restricting this flexibility by imposing rigid terms and conditions on the grant of stock options would place Safeco at a competitive disadvantage in recruiting and retaining executives and would not be in the best interests of our shareholders.

In summary, the Board believes its approach to executive compensation effectively aligns executive incentives with the long-term interests of our shareholders. We also believe that the shareholder proposal would undermine the long-term interests of our shareholders by adversely affecting Safeco’s ability to attract and retain the most qualified executives needed to manage our business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL REGARDING INDEXING OF EXECUTIVE STOCK OPTIONS.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2004

Safeco’s 2004 Annual Meeting of Shareholders will be held on May 5, 2004. Under the federal proxy solicitation rules, for any proposal submitted by a shareholder to be considered for inclusion in Safeco’s proxy materials for such meeting must be received by Safeco by November 29, 2003.

Safeco’s Bylaws provide that shareholders may nominate persons for election to the Board of Directors only if a written notice of intention to nominate has been received by the secretary to the Board of Directors at Safeco Plaza, Seattle, Washington 98185, not less than 90 days before the scheduled date of the Annual Meeting of Shareholders. For the 2004 Annual Meeting of Shareholders, such notice must be received by

February 5, 2004. The notice must contain the name, address, telephone number, and number of shares of Common Stock owned by the nominating shareholder and the information relating to each nominee required with respect to nominees for director under the federal proxy solicitation rules. The notice of nomination must be accompanied by each nominee’s written consent to being a nominee and statement of intention to serve as a director if elected.

Safeco’s Bylaws further provide that for a shareholder to bring other business before an Annual Meeting of Shareholders, the shareholder must file a written notice of intention to bring such business with the Secretary of Safeco at Safeco Plaza, Seattle, Washington 98185 by February 5, 2004. The notice must contain the name, address, telephone number and number of shares of Common Stock owned by the shareholder intending to bring such business before the meeting, a description of the business and reasons for conducting it at the meeting, and any material interest of the shareholder in such business.

ANNUAL REPORT ON FORM 10-K

A COPY OF SAFECO’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 ACCOMPANIES THIS PROXY STATEMENT. AN ADDITIONAL COPY WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD UPON REQUEST BY MAIL TO INVESTOR RELATIONS, SAFECO CORPORATION, SAFECO PLAZA, SEATTLE, WASHINGTON 98185 OR BY EMAIL TO IR@SAFECO.COM. IT IS ALSO AVAILABLE IN DIGITAL FORM FOR DOWNLOAD OR REVIEW ON SAFECO’S WEBSITE AT WWW.SAFECO.COM/AR.

OTHER MATTERS

The Board is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters come before the Annual Meeting, the persons named on the enclosed proxy will vote all proxies in accordance with their best judgment.

All shares represented by the enclosed proxy, if returned prior to the Annual Meeting, will be voted in the manner specified by the shareholder. If neither a specific instruction is given nor authority withheld, the proxy will be voted for each of the director nominees and against the shareholder proposal.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. WE URGE YOU TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD OR VOTE VIA THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

Seattle, Washington March 28, 2003	Michael S. McGavick Chairman of the Board, President and Chief Executive Officer

Appendix A

SAFECO CORPORATION

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

Approved by the Board of Directors on February 5, 2003

I.    Purpose

The audit committee shall provide assistance to the Board of Directors in fulfilling its responsibility to:

(1)	monitor the integrity of the Corporation’s financial statements and financial reporting process,

(2)	monitor the independent auditor’s qualifications and independence,

(3)	monitor the performance of the Corporation’s internal audit function and the independent auditors,

(4)	review any conflict-of-interest situation brought to its attention, and

(5)	monitor the Corporation’s approach to business ethics and compliance with legal and regulatory requirements.

The audit committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

II.    Organization and Meetings

The audit committee shall be appointed by the Board of Directors upon the recommendation of the Nominating/Governance Committee and consist of not less than three members. The members of the audit committee shall meet the independence, experience and expertise requirements for members of public company audit committees under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the exchange or market on which the Corporation’s securities are traded or listed. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The audit committee shall meet at least four times annually and may meet more frequently as necessary.

The audit committee shall keep minutes of its meetings and make regular reports on its activities to the Board of Directors.

III.    Authority and Responsibilities

The audit committee shall:

1.	Have sole authority to appoint and terminate the Corporation’s independent auditor. The audit committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purposes of preparing or issuing an audit report or related work. The independent auditor shall report directly to the audit committee.

2.	Approve in advance all audit and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor, subject to any exception permitted by law or regulation.

3.	The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-

audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting.

4.	Review the performance of the independent auditor of its audit responsibilities.

5.	Obtain and review, at least annually, a report by the independent auditor describing: (i) the auditor’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review or peer review of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to address these issues; and (iii) all relationships between the auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The audit committee shall present its conclusions with respect to the independent auditor to the Board.

6.	Meet with the independent auditor before the audit to review its planning and staffing and the audit approach to be used.

7.	Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Corporation’s disclosure in its periodic reports under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

8.	Review with the independent auditor the completed audit, including a review of any major issues regarding accounting and auditing principles and practices, the adequacy of internal controls that could significantly affect the Corporation’s financial statements, and any management letter provided by the auditor and the Corporation’s response to that letter and review any difficulties the auditor encountered in the course of its audit work (including any restrictions on the scope of the auditor’s activities or on access to information, and any significant disagreements with management) and management’s response.

9.	Review disclosures made to the audit committee by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

10.	Review any major changes to the Corporation’s accounting principles and practices as may be suggested by management.

11.	Review the internal audit function with the director of internal audit, management and the independent auditor, including the independence, authority and reporting obligations of the internal audit function; review the proposed internal audits before they occur; review in a high-level, summary fashion the results of internal audits; and, review the coordination of audits by both the independent auditor and internal auditor.

12.	Review the appointment, replacement, reassignment or dismissal of the Corporation’s director of internal audit.

13.	Review and approve all related party transactions.

14.	Review the Corporation’s approach to business ethics and compliance with the law.

15.	Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.	Discuss with management earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

17.	Have sole authority to retain and terminate independent legal, accounting or other advisors who provide services to the audit committee and receive funding for such advisors.

18.	Discuss policies with respect to risk assessment and risk management.

19.	Meet separately, periodically, with management, the internal auditor and the independent auditor.

20.	Set clear hiring policies for employees or former employees of the independent auditor.

21.	Report regularly to the Board of Directors.

22.	Undertake an annual performance evaluation of the audit committee.

23.	Review this charter annually and recommend proposed changes to it to the Board of Directors.

IV.    Limitations of the Audit Committee’s Role

The Board of Directors in adopting this charter specifically acknowledges that it is not the responsibility of the audit committee to plan or to conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States. Those are responsibilities of management and the independent auditor. In addition, it is not the responsibility of the audit committee to assure compliance with laws and regulations applicable to the Corporation’s operations. That is the responsibility of management.

Two New Ways to Vote VOTE BY INTERNET OR TELEPHONE 24 Hours a Day - 7 Days a Week Save your Company Money - It’s Fast and Convenient

TELEPHONE		INTERNET		MAIL
1-866-252-6915 (toll-free)		https://www.proxyvotenow.com/safc		Mark, sign and date your proxy

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

OR

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

			OR	card and return it in the postage-paid envelope we have provided. Make sure the pre-printed address shows through the envelope window. Please do not mail additional cards in the return envelope.

Your telephone or Internet vote authorizes the proxyholders named in the proxy to vote your shares in the manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. The deadline for voting by telephone or by using the Internet is at 11:59 p.m., Eastern Standard Time, May 6, 2003.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

☐ Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “AGAINST” PROPOSAL 2.

1. ELECTION OF DIRECTORS FOR ALL ☐ WITHHOLD FOR ALL ☐ EXCEPTIONS* (as marked to the contrary below) ☐	2. SHAREHOLDER PROPOSAL ON INDEXING EXECUTIVE STOCK OPTIONS FOR ☐ AGAINST ☐ ABSTAIN ☐

Nominees: 01 - Kerry Killinger, 02 - Joshua Green III, 03 - William G. Reed, Jr.,
          04 - Norman B. Rice, 05 - Judith M. Runstad

INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.

*EXCEPTIONS

This proxy when properly executed will be voted as directed herein. IF NO DIRECTION IS GIVEN, THE PROXIES NAMED ON THE REVERSE SIDE INTEND TO VOTE THE SHARES TO WHICH THIS PROXY RELATES “FOR” PROPOSAL 1 AND “AGAINST” PROPOSAL 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING. The undersigned hereby revokes all prior proxies given by the undersigned to vote at the meeting or any adjournment or postponement thereof.

I/We plan to attend the Annual Meeting ☐ (Admission Ticket attached)	To change your address, please mark this box. ☐

SCAN LINE

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here Co-Owner sign here

4119

ADMISSION TICKET

Annual Meeting of Shareholders

May 7, 2003, 11:00 a.m. P.T.

Safeco Auditorium, Safeco Plaza

Seattle, WA 98185

DRIVING DIRECTIONS

Traveling North on I-5:

•   Interstate 5 North to the N.E. 45th St. Exit.

•   Turn right on N.E. 45th St.

•   Safeco is located on the corner of N.E. 45th St. & Brooklyn Ave. N.E.

Traveling South on I-5:

•   Interstate 5 South to the N.E. 45th St. Exit.

•   Turn left on N.E. 45th St.

•   Safeco is located on the corner of N.E. 45th & Brooklyn Ave. N.E.

PARKING

Parking is available at public lots identified on the map, at shareholders’ own expense.

Note: If you plan to attend the Annual Meeting of Shareholders, please so indicate through your voting choice; telephone, internet or by marking the appropriate box on the attached proxy card if voting by mail. Space limitations make it necessary to limit attendance to shareholders. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

[MAP TO SAFECO CORPORATE HEADQUARTERS]

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

Safeco Corporation

Proxy Solicited on Behalf of the Board of Directors of the Corporation

for the Annual Meeting of Shareholders

May 7, 2003

The undersigned hereby appoints Michael S. McGavick and Christine B. Mead, each with full power of substitution, as the true and lawful attorneys and proxies for the undersigned, to represent and vote the undersigned’s shares at the Annual Meeting of Shareholders of Safeco Corporation to be held at the Safeco Auditorium, Safeco Plaza, Seattle, Washington 98185 at 11:00 a.m. on May 7, 2003, or any adjournment or postponement thereof, and to represent and vote all of the shares the undersigned would be entitled to vote if personally present in the transaction of such business as may properly come before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies named above cannot vote your shares unless you sign and return this card.

Change of Address: If you have written in the above space, please mark the corresponding box on the reverse side. (Continued, and to be signed and dated, on reverse side.)	To include any comments, please mark this box ☐ SAFECO CORPORATION P.O. BOX 11276 NEW YORK, NY 10203-0276